Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N     E     W     S           R     E      L     E     A     S      E

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2135
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 25, 2006
LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS
•	Sales Increase 35.2 Percent
•	Reported Net Loss of $3.3 Million, or $0.23 Per Share
•	Year-to-Date Cash Flow From Operations Increase 147.3 Percent
•	Adjusted EBITDA of $20.2 Million, $.7 Million Better Than Upper End of Guidance
TOLEDO, OHIO, OCTOBER 25, 2006—Libbey Inc. (NYSE: LBY) announced today that sales increased 35.2 percent to $183.3 million from $135.6 million in the prior year third quarter. Libbey reported a net loss of $3.3 million, or $0.23 per share, for the third quarter ended September 30, 2006, as compared with net income of $4.2 million, or $0.30 per share in the prior year quarter.
Third Quarter Results
For the quarter-ended September 30, 2006, sales increased 35.2 percent to $183.3 million from $135.6 million in the year-ago quarter. The increase in sales was primarily attributable to the consolidation of the sales of Crisa, the Company’s former joint venture in Mexico, a more than 10 percent increase in shipments to retail, Royal Leerdam and Crisal glassware customers and World Tableware products, and increases of more than 3.5 percent in shipments of Traex and Syracuse China products. Shipments to foodservice glassware customers were down slightly as the installation of a new warehouse management software system in Toledo resulted in missed shipments of approximately $3 million of foodservice glassware. On a pro-forma basis giving effect to the consolidation of Crisa, as detailed in the attached Table 4, sales were up 4.4 percent in total.
The Company reported income from operations of $10.8 million during the quarter, as compared to income from operations of $10.0 million in the year-ago quarter. Income
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from operations, excluding special charges (see Table 1), was $10.5 million during the year-ago quarter (see Table 2). Factors contributing to the increase in income from operations were the consolidation of Crisa, higher sales, and higher production activity. Partially offsetting these improvements were an unfavorable mix of sales amounting to $2.5 million, driven by a reduction in foodservice sales and the impact of Crisal close-out sales, higher distribution costs of $1.6 million, primarily related to the increased sales, and $0.5 million in increased pension and postretirement welfare expenses.
Libbey reported that adjusted EBITDA, as detailed on Table 3, increased to $20.2 million in the third quarter of 2006 as compared to $19.1 million in the year-ago quarter. The additional EBITDA provided by Crisa was partially offset by an increase of almost $2.2 million in charges related to hedge accounting for natural gas contracts.
Interest expense increased $12.2 million compared with the year-ago period as a result of the refinancing consummated on June 16, 2006, which resulted in higher debt and higher average interest rates.
The effective tax rate increased to 48.3 percent for the quarter. This increase was driven by the new annual effective tax rate of 38 percent as the result of the Crisa acquisition and related refinancing. Libbey reported its net loss was $3.3 million, or $0.23 per diluted share, compared with diluted earnings per share of $0.30 in the third quarter of 2005. The Company reported diluted earnings per share for the third quarter of 2005 of $0.32, as detailed in the attached Table 2, and excluding pretax special charges of $0.5 million relating to the impact of capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, as detailed in the attached Table 1.
Nine-Month Results
For the nine months ended September 30, 2006, sales increased 16.2 percent to $476.1 million from $409.9 million in the year-ago period. The increase in sales was primarily attributable to the consolidation of the sales of Crisa and increases of more than 6 percent in shipments to foodservice glassware customers, retail customers, Traex customers, Royal Leerdam customers and Crisal customers. Sales of World Tableware products increased 5 percent as compared to the first nine months of 2005. Shipments to industrial customers were down almost 7 percent during the first nine months of 2006, while shipments of Syracuse China products were down slightly. On a pro-forma basis, giving effect to the consolidation of Crisa, as detailed in the attached Table 4, sales were up 4.2 percent in total.
Libbey reported income from operations of $9.8 million during the first nine months of 2006 as compared to income from operations of $12.6 million during the year-ago period. Adjusted income from operations, excluding special charges (see Table 2), was $24.9 million for the first nine months of 2006, as compared to $22.5 million for the year-ago period. Primary contributors to the increase in adjusted income from operations were the consolidation of Crisa, higher sales and higher production activity.
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Equity earnings from Crisa, which were included from January 1, 2006 through June 15, 2006, were $2.0 million on a pretax basis, as compared to a pretax loss of $1.4 million in the first nine months of 2005. The increased equity earnings were the result of increased and more profitable sales, higher translation gain, and lower natural gas and electricity costs.
For the first nine months of 2006, adjusted EBITDA, as detailed on Table 3, was $51.6 million, a 7.5 percent increase over adjusted EBITDA of $48.0 million during the first nine months of 2005. The additional EBITDA provided by Crisa was partially offset by $3.1 million increase in charges related to hedge accounting for natural gas contracts.
Interest expense increased $19.1 million compared with the year-ago period as a result of the refinancing completed on June 16, 2006. Contributing to the increase in interest expense were higher debt and higher average interest rates.
The Company recorded a net loss of $12.4 million, or $0.87 per diluted share, compared with net income of $1.6 million, or $0.12 per diluted share, in the year-ago period. The Company reported that its diluted earnings per share for the first nine months of 2006, as detailed in the attached Table 2, and excluding special charges of $15.1 million pretax relating to the announced consolidation of two of its recently acquired Mexican facilities and the write-off of $4.9 million pretax of finance fees outlined in the attached Table 1, were $0.00 per diluted share. This compares to diluted earnings per share of $0.60 during the first nine months of 2005, excluding the impact of special charges relating to the 2005 salary reduction program and the capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, as detailed in the attached Table 1.
Cash Flow
Year-to-date cash flow from operations increased $18.8 million, or 147.3 percent, to $31.5 million as compared to the year-ago period. Contributing to the increase in operating cash flow were higher non-cash special charges and a reduction in working capital.
Working capital, defined as inventories and accounts receivable less accounts payable, increased by $29.6 million from $169.4 million to $199.0 million compared to September 30, 2005, due to the acquisition of Crisa. Excluding working capital of $46.0 million at Crisa at September 30, 2006, the Company’s working capital was $16.4 million lower than the year-ago period, reflecting the Company’s continued efforts to reduce its investment in working capital.
Pro Forma Results
Libbey reported that pro forma adjusted EBITDA as detailed on Table 4 was $20.2 million in the third quarter of 2006 as compared to $26.2 million in the year-ago quarter as the result of an unfavorable mix of sales, driven by a reduction in foodservice sales and the impact of Crisal close-out sales and the expenses and reduced activity associated with the capacity realignment at Crisa in Mexico. For the first nine months of 2006, pro
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forma adjusted EBITDA, as detailed on Table 4, was $69.7 million as compared to pro forma adjusted EBITDA of $71.0 million during the first nine months of 2005, largely impacted by a $3.1 million increase in charges related to hedge accounting for natural gas contracts, Crisal close-out sales and the capacity realignment in Mexico.
Recent Developments
Libbey announced that an agreement has been reached with Vista Allegre Atlantis SGPS, SA (VAA) to acquire the remaining 5 percent of Crisal that it does not currently own for 1 euro. The agreement eliminates the previously anticipated payment of 2 million euros for the remaining 5 percent of shares of Crisal and also waives an earn-out contingency of 5.5 million euros, which was expected to be paid in 2008.
Libbey also announced that it entered into interest rate protection agreements during the third quarter with respect to $200 million of debt as a means to manage its exposure to fluctuating interest rates. These rate agreements effectively convert $200 million of our $306 million of senior notes from variable rate debt to fixed rate debt at 12.24 percent through December 2009.
Libbey has determined that the recently enacted Pension Protection Act of 2006 is expected to favorably impact projected 2007 cash flow by approximately $17 million. Libbey had originally projected cash contributions of approximately $35 million to cover 2007 pension and retiree welfare funding requirements. These contributions are now expected to be approximately $18 million.
Outlook for 2006
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are pleased with the strength of our core business performance. While we experienced a small decline in foodservice glassware shipments as a result of the installation of our new warehouse management software in Toledo, our sales of other products to foodservice customers increased nicely. Sales to European glassware customers were strong and shipments to retail customers were especially robust. Crisa, our recently acquired Mexican glass tableware operation, contributed as planned during the consolidation of the facilities in Mexico, and we look forward to harvesting those future savings in 2007.” He added, “We expect fourth quarter sales to increase by 3 to 4 percent as compared with the pro-forma fourth quarter sales in 2005. We are encouraged by our expectations for increased sales in all channels of distribution in the United States during the fourth quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be between $18.5 million and $19.5 million in the fourth quarter of 2006.”
Libbey also confirmed that it is on schedule to begin production in early 2007 at its new glass tableware production facility in China.
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Webcast Information
Libbey will hold a conference call for investors on Thursday, October 26, 2006, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol eventDetails&c=64169&eventID=1401164. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2006, and Form 10-Q filed with the Commission on August 9, 2006. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably. With respect to its expectations regarding the recent Crisa acquisition, these factors also include, the ability to successfully integrate the operations of Crisa and recognize the expected synergies and the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa will provide.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China that is expected to begin production in 2007;
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•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2006	September 30, 2005
Net sales	$183,256	$135,573
Freight billed to customers	1,004	444

Total revenues	184,260	136,017
Cost of sales	152,692	108,750

Gross profit	31,568	27,267
Selling, general and administrative expenses	20,729	16,788
Special charges (1)	—	487

Income from operations	10,839	9,992
Equity loss — pretax	—	(1,183)
Other (loss) income	(1,733)	923

Earnings before interest, income taxes and minority interest	9,106	9,732
Interest expense	15,551	3,398

(Loss) income before income taxes and minority interest	(6,445)	6,334
(Credit) provision for income taxes	(3,116)	2,090

(Loss) income before minority interest	(3,329)	4,244
Minority interest	22	(77)

Net (loss) income	$(3,307)	$4,167

Net (loss) income per share:
Basic	$(0.23)	$0.30

Diluted	$(0.23)	$0.30

Weighted average shares:
Outstanding	14,254	13,948

Diluted	14,254	13,951

(1)	Refer to Table 1 for special charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2006 (2)	September 30, 2005
Net sales	$476,120	$409,895
Freight billed to customers	2,387	1,422

Total revenues	478,507	411,317
Cost of sales (1)	396,621	335,955

Gross profit	81,886	75,362
Selling, general and administrative expenses (1)	59,511	55,109
Special charges (1)	12,587	7,681

Income from operations	9,788	12,572
Equity earnings (loss) — pretax	1,986	(1,381)
Other (loss) income	(2,244)	1,655

Earnings before interest, income taxes and minority interest	9,530	12,846
Interest expense (1)	29,360	10,240

(Loss) income before income taxes and minority interest	(19,830)	2,606
(Credit) provision for income taxes	(7,535)	860

(Loss) income before minority interest	(12,295)	1,746
Minority interest	(66)	(98)
Net (loss) income	$(12,361)	$1,648

Net (loss) income per share:
Basic	$(0.87)	$0.12

Diluted	$(0.87)	$0.12

Weighted average shares:
Outstanding	14,139	13,879

Diluted	14,139	13,880

(1)	Refer to Table 1 for special charges detail.
(2)	Crisa results for January 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results forJune 16, 2006 through September 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2006	June 30, 2006	December 31, 2005	September 30, 2005
	(unaudited) (1)	(unaudited) (1,2)		(unaudited)
ASSETS
Cash	$37,804	$26,661	$3,242	$1,242
Accounts receivable — net	104,708	103,849	79,042	75,122
Inventories — net	167,859	161,827	122,572	147,848
Deferred taxes	3,529	3,339	8,270	8,847
Other current assets	14,075	6,199	10,787	18,660

Total current assets	327,975	301,875	223,913	251,719
Other assets	55,058	54,213	33,483	40,015
Investments	—		76,657	81,271
Goodwill and purchased intangibles — net	196,755	200,624	61,603	70,857
Property, plant and equipment — net	309,777	295,153	200,128	204,608

Total assets	$889,565	$851,865	$595,784	$648,470

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$422	$1,546	$11,475	$15,748
Accounts payable	73,559	59,447	47,020	53,551
Accrued liabilities	72,934	62,666	53,011	40,413
Deposit liability	—	—	—	16,623
Special charges reserve	3,509	3,508	2,002	3,029
Other current liabilities	4,374	7,746	7,131	7,650
Long-term debt due within one year	825	825	825	243,857

Total current liabilities	155,623	135,738	121,464	380,871
Long-term debt	484,035	462,774	249,379	5,829
Deferred taxes	—	—	—	13,252
Pension liability	78,061	73,994	54,760	43,741
Nonpension postretirement benefits	43,673	44,533	45,081	45,882
Other liabilities	23,769	26,352	5,461	6,628

Total liabilities	785,161	743,391	476,145	496,203
Minority interest	100	129	34	98

Total liabilities and minority interest	785,261	743,520	476,179	496,301
Total shareholders’ equity	104,304	108,345	119,605	152,169

Total liabilities and shareholders’ equity	$889,565	$851,865	$595,784	$648,470

(1)	Crisa balances are consolidated in September 30, 2006 and June 30, 2006 balances.

(2)	Certain amounts have been reclassified to conform to the presentation used in the September 30, 2006 balance sheet above.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	September 31, 2006	September 30, 2005
Operating activities
Net (loss) income	$(3,307)	$4,167
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,671	9,160
Equity loss — net of tax	—	791
Change in accounts receivable	(2,624)	(2,685)
Change in inventories	(5,600)	(11,773)
Change in accounts payable	17,373	11,516
Special charges	(65)	(2,356)
Pension & nonpension postretirement	3,225	1,517
Other operating activities	(8,524)	(9,082)

Net cash provided by operating activities	11,149	1,255

Investing activities
Additions to property, plant and equipment	(20,301)	(7,389)
Business acquisition and related costs — net of cash acquired	(424)	—
Other	—	223

Net cash used in investing activities	(20,725)	(7,166)

Financing activities
Net borrowings	21,036	6,544
Debt financing fees	(1,112)	—
Dividends	(356)	(1,394)
Other	1,078	(537)

Net cash provided by financing activities	20,646	4,613
Effect of exchange rate fluctuations on cash	73	—

Increase (decrease) in cash	11,143	(1,298)
Cash at beginning of period	26,661	2,540

Cash at end of period	$37,804	$1,242

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2006	September 30, 2005
Operating activities
Net (loss) income	$(12,361)	$1,648
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27,212	25,611
Equity (earnings) loss — net of tax	(1,378)	967
Change in accounts receivable	1,892	(4,382)
Change in inventories	(2,678)	(16,284)
Change in accounts payable	2,061	3,630
Special charges	18,859	1,156
Pension & nonpension postretirement	9,428	4,538
Other operating activities	(11,511)	(4,138)

Net cash provided by operating activities	31,524	12,746

Investing activities
Additions to property, plant and equipment	(54,557)	(26,503)
Business acquisition and related costs — net of cash acquired	(77,995)	(28,990)
Other	—	223

Net cash used in investing activities	(132,552)	(55,270)

Financing activities
Net borrowings	150,666	42,137
Debt financing fees	(15,468)	—
Dividends	(1,059)	(4,162)
Other	1,273	(453)

Net cash provided by financing activities	135,412	37,522
Effect of exchange rate fluctuations on cash	178	—

Increase (decrease) in cash	34,562	(5,002)
Cash at beginning of period	3,242	6,244

Cash at end of period	$37,804	$1,242

Table 1
Summary of Special Charges
(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Capacity realignment:
Fixed asset related	$—	$130	$—	$650
Employee termination costs & other	—	357	—	3,681

Included in Special charges	$—	$487	$—	$4,331

In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure.Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities. Libbey has recorded a pretax charge of $487 in the third quarter 2005 and $4,331 year-to-date 2005, as detailed above.

Salary reduction program:
Pension & retiree welfare	$—	$—	$—	$867

Included in Cost of sales	—	—	—	867

Pension & retiree welfare	—	—	—	1,347

Included in Selling, general and administrative expenses	—	—	—	1,347

Employee termination costs & other	—	—	—	3,350

Included in Special charges	—	—	—	3,350

Pretax salary reduction program	$—	$—	$—	$5,564

In June 2005, Libbey reduced its North American salaried workforce by ten percent in order to improve its overall cost profile. The pretax charge for the salary reduction was $5,564 year-to-date 2005 as detailed above.

Crisa Restructuring:
Inventory write-down	$—	$—	$2,543	$—

Included in Cost of sales	—	—	2,543	—

Fixed asset related	—	—	12,587	—

Included in Special charges	—	—	12,587	—

Crisa Restructuring	$—	$—	$15,130	$—

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities. Libbey has recorded a pretax charge of $15,130 year-to-date 2006 as detailed above.

Write-off of finance fees:
Write-off of finance fees	$—	$—	$4,906	$—

Included in Interest expense	$—	$—	$4,906	$—

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total Special charges	$—	$487	$20,036	$9,895

Special charges classifications as shown in the Condensed Consolidated Statement of Operations:

Cost of sales	$—	$—	$2,543	$867
Selling, general and administrative expenses		—	—	1,347
Special charges	—	487	12,587	7,681
Interest expense	—	—	4,906	—

Total special charges	$—	$487	$20,036	$9,895

In accordance with the SEC’s Regulation G, the following tables 2, 3 and 4 provide non-GAAP measures used in the earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Reported income from operations	$10,839	$9,992	$9,788	$12,572
Special charges (excluding write-off of finance fees) — pre-tax	—	487	15,130	9,895

Adjusted income from operations	$10,839	$10,479	$24,918	$22,467

Reported net (loss) income	$(3,307)	$4,167	$(12,361)	$1,648
Special charges — net of tax	—	326	12,422	6,630

Adjusted net (loss) income	$(3,307)	$4,493	$61	$8,278

Diluted (loss) income per share:
Reported net (loss) income	$(0.23)	$0.30	$(0.87)	$0.12
Special charges — net of tax	—	0.02	0.87	0.48

Adjusted net (loss) income per diluted share	$(0.23)	$0.32	$0.00	$0.60

Table 3
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Dollars in thousands)

	Three months ended September 30,
	2006	2005
Reported net (loss) income	$(3,307)	$4,167

Add:
Interest expense	15,551	3,398
(Credit) provision for income taxes	(3,116)	2,090
Depreciation and amortization (adjusted for minority interest)	11,060	8,943

EBITDA	$20,188	$18,598

Add:
Special charges	—	487

Adjusted EBITDA	$20,188	$19,085

	Nine months ended September 30,
	2006	2005
Reported net (loss) income	$(12,361)	$1,648

Add:
Interest expense	29,360	10,240
(Credit) provision for income taxes	(7,535)	860
Depreciation and amortization (adjusted for minority interest)	27,048	25,394

EBITDA	$36,512	$38,142

Add:
Special charges	15,130	9,895

Adjusted EBITDA	$51,642	$48,037

Table 4
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquistion (closed on June 16, 2006) as if it occurred on January 1 of 2006 and 2005.

	Three months ended Sept 30,		Nine months ended Sept 30,
	2006 (1)	2005	2006	2005
Libbey
Net sales	$143,970	$135,573	$428,254	$409,895

Earnings before interest and tax (EBIT)	6,995	9,732	21,641	12,846
Add: special charges	—	487	—	9,895
Less: minority interest (5% for Crisal)	22	(77)	(66)	(96)

Adjusted EBIT	7,017	10,142	21,575	22,645

Pro forma adjustments:
Equity (earnings) loss	—	1,183	(1,986)	1,381

Libbey adjusted pro forma EBIT	7,017	11,325	19,589	24,026

Depreciation & amortization (adjusted for minority interest)	7,902	8,943	23,890	25,394

Libbey adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$14,919	$20,268	$43,479	$49,420

Crisa
Net sales	$49,399	$47,735	$145,625	$141,471

Earnings / (loss) before interest and tax (EBIT)	2,111	292	(4,200)	3,399
Add: special charges	—	—	15,130	—

Adjusted EBIT	2,111	292	10,930	3,399

Pro forma adjustments:
Pension expense	—	945	2,638	2,835
Profit sharing expense	—	844	1,560	2,712
Vitro corporate tax	—	681	1,286	1,911
Rent expense	—	235	470	705
Other	—	292	(36)	188

Total Crisa pro forma adjustments	—	2,997	5,918	8,351

Crisa adjusted pro forma EBIT	2,111	3,289	16,848	11,750

Depreciation & amortization	3,158	2,594	9,408	9,830

Crisa adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$5,269	$5,883	$26,256	$21,580

Net sales adjustments and eliminations	(10,113)	(7,713)	(23,687)	(23,323)

Libbey consolidated
Pro forma net sales	$183,256	$175,595	$550,192	$528,043

Pro forma adjusted EBIT	$9,128	$14,614	$36,437	$35,776

Pro forma adjusted EBITDA	$20,188	$26,151	$69,735	$71,000

(1)	Reflects actual results.